Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated April 14, 2008

2YR NC 6MO European Callable Fixed Rate Note
Final Terms and Conditions


Issuer:			Toyota Motor Credit Corporation

Ratings (1):		Moody's Aaa / S&P AAA

Issue Type:		US MTN

Principal Amount:	USD 100,000,000
			(may be increased prior to Issue Date)

CUSIP:			89233PV60

Trade Date:		April 14, 2008

Issue Date:		April 28, 2008

Maturity Date:		April 28, 2010, subject to Issuer's Call Option

Issue Price:		100.0%

Re-Offer Price:		100.0%

Interest Rate:	        2.85% per annum

Interest Payment Dates:	Semi-annually on each April 28 and October 28,
commencing October 28, 2008 and ending on the Maturity
Date, subject to Issuer's Call Option

Issuer's Call Option:	The Issuer has the right on October 28, 2008,
provided that the Issuer gives 10 calendar days' notice to the investor, to call the notes in whole, but not in part, at par (par being 100.0%).
All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the notes by the Issuer.

Underwriter:		Lehman Brothers Inc.

Business Days		New York

Denomination:		USD 100,000 by 1,000

Day Count /
Business Day
Convention:		  30/360, Following Business Day, unadjusted

Calculation Agent:	  Deutsche Bank Trust Company Americas

Original Issue Discount:  No

Governing Law:   	  New York


The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

(1) Toyota Motor Credit Corporation is rated Aaa by Moody's and AAA by Standard & Poor's. A credit rating reflects the creditworthiness of Toyota Motor Credit Corporation and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.